Exhibit 99.1

i2 Announces Transaction Aimed at Strengthening its Balance Sheet

DALLAS – June 30, 2005 - i2 Technologies, Inc. (OTC: ITWH), a leading provider of demand-driven solutions designed to deliver supply chain agility, today announced another transaction aimed at strengthening the company’s balance sheet.

i2 announced that it sold to Primavera the shares of Series A Convertible Preferred Stock of Primavera Software, Inc. held by i2 for $11 million in cash. i2 originally acquired a financial stake in Primavera in August of 2000.

Earlier in the week i2 announced that Dassault Systèmes had acquired a competency center for the development of sourcing solutions for collaborative PLM from i2 for approximately $10 million. In addition, it was announced that Q Investments, one of i2’s significant investors, had made an additional $15 million equity investment in i2. The Primavera, Dassault and Q Investments transactions, which combined provide $36 million in additional cash for i2, are part of the company’s plan to improve its net debt position. More details of the plan will be discussed during the Company’s second quarter earnings call in late July.

“i2 is committed to achieving financial stability to earn the confidence of our customers and shareholders. The divestiture of the Primavera stock is another step in our plan to eliminate the company’s cash-to-debt gap as soon as possible,” said i2 Chief Executive Officer Michael McGrath.

###

About i2

i2 is a leading provider of demand-driven supply chain solutions designed to enable business agility. i2’s flexible solutions can synchronize demand and supply across an ever-changing global supply network. Nineteen of the AMR Research Top 25 Global Supply Chains belong to companies who are i2 customers. Seven of the Fortune global top 10 are also customers of i2. Founded in 1988 with a commitment to customer success and supply chain innovation, i2 has a history of delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the customer’s ability to implement or integrate i2 solutions successfully and in a timely fashion, receive expected functionality and performance, achieve benefits attributable to i2 solutions, i2’s ability to execute upon its strategic plan, improve upon its financial stability or improve upon its net debt position. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 10, 2005 and the Annual Report on Form 10-K filed March 16, 2005. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Contact:

Beth Elkin

i2 Corporate Communications

469-357-4225

Beth_elkin@i2.com

Mark Hillman

i2 Analyst and Investor Relations

617-551-2754

mark_hillman@i2.com